Exhibit 99.2

Vishay Intertechnology Announces Voluntary U.S. Pension Lump Sum Opportunity

May 21, 2014 -- Vishay Intertechnology, Inc. (NYSE: VSH) announced today that it will offer a special limited-time voluntary lump sum payment opportunity to certain former employees who are deferred vested participants of the Vishay Retirement Plan, the Company's U.S. qualified pension plan, and who are not currently receiving periodic payments of their pension benefit.

Vishay is making this voluntary offer to provide greater flexibility for eligible participants to manage their retirement savings and also to assist the Company's overall management of its pension obligations.

The Vishay Retirement Plan is a defined benefit pension plan which covers U.S. employees and former employees of Vishay Intertechnology, Inc. and several of its U.S. subsidiaries.  The plan is qualified under the Employee Retirement Income Security Act of 1974 ("ERISA").  In 2008, Vishay adopted amendments to freeze the plan, such that no new employees were permitted to participate, and no further benefits would accrue.  Also effective December 31, 2008, Vishay merged its other qualified U.S. pension plans into the Vishay Retirement Plan.  These included the General Semiconductor, Inc. Pension Plan, the Pension Plan for Hourly-Rated Employees of Sprague North Adams, Inc., and the BLH Retirement Plan for Hourly Paid Shop Employees.  There are approximately 2,200 participants eligible for this offer, representing approximately 35% of the total participants in the Vishay Retirement Plan.

Eligible participants will receive their offer materials by mail and will have from July 1, 2014 until September 2, 2014 to make a decision and select one of the offer choices, which include:

•	One-time lump sum payout rolled over to an IRA or another employer's qualified plan (if permitted by that plan);
•	One-time lump sum payout in cash payable in September 2014;
•	Monthly annuity payment (single life or joint and survivor) commencing in September 2014; or
•	Take no action (remain in the Vishay Retirement Plan as a deferred vested participant).

Vishay has selected The Retirement Group at Merrill Lynch to administer the voluntary lump sum offer for eligible participants. Materials will be sent to the home address for each eligible participant by regular mail on or about June 27, 2014.

Participants will make their election by mail.  Participants may contact the Merrill Lynch Retirement & Benefits Contact Center (RBCC) at 1-866-657-3847.  The RBCC will be available for questions regarding the voluntary lump sum payment offer once the offer opens on July 1, 2014.

As of the last fiscal year end measurement date (December 31, 2013), the Vishay Retirement Plan was fully-funded on a U.S. generally accepted accounting principles (GAAP) basis.  Settlements pursuant to this offer will be funded from plan assets and not from Company cash balances.  Vishay continues to seek methods to de-risk its pension exposures, especially given the frozen status of the U.S. plans and the current funded status.  Such actions could result, for the short-term, in increased net periodic pension cost due to lower expected rates of return on plan assets and/or possible changes to recognize unamortized actuarial items if all or a portion of the obligations were to be settled.  The accounting impacts of such actions will vary greatly depending on the number of plan participants who accept the lump sum settlement offer.

About Vishay
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's expected management of its pension obligations, including statements with respect to the Vishay Retirement Plan, expected voluntary lump sum payment funding sources and short-term pension costs, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; changes in U.S. prevailing interest rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vishay Intertechnology, Inc.
Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
 +1-610-644-1300